Exhibit 10.48
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [##].
Amendment and Addendum

to

Know-How and Trademark License Agreement

This Amendment and Addendum to know-how and trademark license Agreement (the “Amendment”) is entered into as of December 4, 2008 (the “Amendment Date”) by and between, on the one hand, OMP, Inc., a Delaware corporation (“OMP”); and, on the other hand, Rohto Pharmaceutical Co., LTD., a Japanese company having its principal place of business at 1-8-1, Tatsumi-nishi, Ikuno-ku, Osaka 544-8666, Japan (“Rohto”). All capitalized terms used but not otherwise defined herein shall have the meanings assigned under the Know-How and Trademark License Agreement between OMP and Rohto dated as of September 13, 2002 (the “Original Agreement” and, collectively with, and as amended by, this Amendment, the “Agreement”).

Whereas, pursuant to Section 14.6  of the Original Agreement, OMP and Rohto may amend or modify the Original Agreement by written instrument executed by both parties;

Whereas, OMP and Rohto wish to set forth the terms and conditions applicable to additional licenses and joint development projects between the parties; and

Whereas, OMP and Rohto desire to amend the Original Agreement in certain other respects as it relates to ongoing communications, expansion of the Territory, marketing plans and to extension of the term of the Original Agreement.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment To Defined Terms.

(a)           “Term” as defined in Section 11.1 shall be amended to read: “…this Agreement shall continue for a term of [ 1* ] years from the Amendment Date and end on December 4, 2017.”

(b)           “Territory” means the country of Japan; provided, however, that the Territory may be expanded to include other countries subject to a separate written agreement to be developed between OMP and Rohto at a future date.

(c)           “Licensed Products” shall mean: (a) with respect to products developed by Rohto prior to the date of this Amendment, those skin care products listed on Exhibit A-1 that conform to the Specifications (“Prior Licensed Rohto Products”), (b) with respect to products developed by Rohto after the date of this Amendment, those skin products listed on Exhibit A-2 from time to time  that conform to the Specifications to be developed from time to time (“Future Rohto Licensed Products”), (c) with respect to products developed by OMP after the date of this Amendment, those skin care products to be listed on Exhibit A-3 from time to time (excluding Elastin based products covered by a separate agreement) that conform to the Specifications to be developed from time to time (“OMP Developed Products”); and (d) with respect to products jointly developed by the parties from time to time after the date of this Amendment, those skin

* Subject to confidential treatment request

care products listed on Exhibit A-4 that conform to the specifications jointly developed from time to time (“Jointly Developed Products”).

(d)           “Specifications” shall be amended to refer to the specifications for Licensed Products set forth on Exhibits A-1, A-2, A-3 or A-4, as applicable, and as may be revised and amended from time to time.

(e) “Channel” shall mean consumer sales and distribution channels in which Rohto is currently engaged: specifically the Drug Stores and Variety Stores Channel, including mail-order and internet sales activities that support such Drug Stores and Variety Stores Channel, as well as the Department Stores Channel, including mail-order and internet sales activities that support such Department Stores Channel.  Nothwithstanding the foregoing, extension into the Department Store Channel (and any other channel) and retention of rights to sell and distribute into such channels are conditioned up completion of a joint product/channel development plan and the achievement of the goals and objectives set forth in such plan as more fully described in Section 2(e) below.  Unless agreed to in writing by both parties separately, the Channel shall not include physician, medical spas, aesthetic spas and salon, or such similar outlets wherein products are sold in combination with or in addition to, aesthetic procedures or services and/or medical procedures.

2. Section Amendments.

(a) Section 2.1 - License to Know-How.  The term Licensed Products in Section 2.1 of the Original Agreement shall be amended to say “the Prior Licensed Rohto Products, the Future Rohto Licensed Products and the Jointly Developed Products.”

(b) Section 2.5 – License for OMP Developed Products and Jointly Developed Products.   A new Section 2.5 shall be added to the Original Agreement and read in full as follows:

“Subject to the terms and conditions of this Agreement, OMP herby grants to Rohto the exclusive, royalty-bearing license to sell and/or manufacture the OMP Developed Products and the Jointly Developed Products on terms to be mutually agreed upon in writing, and thereafter to market, sell and distribute such OMP Developed Products and/or Jointly Developed Products in the Territory.”

(c) Section 4.2 – Improvements and New Products.  The term “Licensed Products” in Section 4.2 of the Original Agreement shall be amended to read the “Prior Licensed Rohto Products and the Future Licensed Rohto Products.”

(d) Section 6.3 – Marketing Reports/Brand Protection.  Section 6.3 of the Original Agreement shall be amended to read in full as follows:

“Rohto agrees to share with OMP, to the extent available and at least once a year, pertinent written information regarding the market for Licensed Products in the Territory and each specific Channel.  The parties also agree to meet at least twice a year at times and locations to be mutually agreed upon to discuss Rohto’s marketing efforts and additional OMP marketing assistance that may be necessary.  These meetings and

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information shall include written information regarding consumer research, technical research and clinical results, pricing, share of market, out-of-stock experience, volumes, distribution efforts (excluding any Rohto trade secrets), development plans for shared messaging, product promotion and co-marketing efforts, and additional training opportunities all of which are designed to position Obagi as the leading, premium, brand of scientifically-based, skin care products.

In addition, the parties agree that it is in their best interest to avoid brand confusion in the Japanese marketplace.  Consequently, OMP and Rohto agree to coordinate and protect the “Obagi” brand image to avoid market confusion.  In this regard, OMP will meet with all Japanese OMP partners on at least a quarterly basis to collaborate on branding, messaging and imaging.”

(e) Section 6.5 – Joint Product and Channel Development Opportunities.  A new Section 6.5 shall be added to the Original Agreement and read in full as follows:

“The parties agree to expeditiously work together to develop and target to produce a mutually agreeable initial strategic plan within one hundred and eighty (180) days following execution of this Agreement.  The plan will focus on the successful positioning of the Obagi brand to become the leading, premium, scientifically-based, skin care products in Japan.  The key elements the plan should include timelines related to one or more of the following, not all of which may be pursued: (i) new product schedule, (ii) joint product development opportunities and (iii) new channel penetration strategies. Such plan will include, among other things, comprehensive product development and marketing plans, including sales volume expectations, pricing strategies, image/brand enhancement up-market and a reasonable time frame for achieving and evaluating success.  The plan will also identify additional resources necessary to effectively market and sell the Obagi brand products into new domestic market segments.”

(f) Article 8.  Article 8 of the Original Agreement shall be retitled “Compensation for use of Trademarks, Licensed Products and Jointly Developed Products.”

(g) Section 8.1 – Royalty Rates.  Section 8.1 of the Original Agreement shall be retitled “Royalty Rates” and shall be amended to read in full as follows:

“In consideration for the licenses and rights granted hereunder:

(a)
Rohto shall pay to OMP a royalty equal to [ 2* ] of Net Sales of Prior Licensed Rohto Products manufactured, sold or distributed by Rohto and its Affiliates for the three (3) year period from September 13. 2002 through September 12, 2005.  Thereafter, such royalty amount shall decrease by [ 3* ] per year for nine consecutive years, until the royalty payable to OMP reaches [ 4* ] of Net Sales of the Prior Licensed Rohto Products, at which time the royalty shall no longer decrease;

(b)
Rohto shall pay to OMP a royalty equal to the then applicable royalty rate subject to Section (g) (a) above of Net Sales of Future Rohto Licensed  Products manufactured, sold or distributed by Rohto and its Affiliates.

* Subject to confidential treatment request
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(c)
 Rohto shall pay to OMP a royalty equal to a minimum of [ 5* ] of Net Sales of OMP Developed Products manufactured, and/or sold or distributed by Rohto and its Affiliates for the first year, (12 month period) from the date Rohto begins the sale or distribution of such products.  Thereafter, such royalty amount shall decrease by [ 6* ] per year until the royalty payable to OMP reaches [ 7* ] of Net Sales of the OMP Developed Products, at which time the royalty shall no longer decrease;

(d)	Rohto shall pay to OMP a royalty equal to an amount negotiated in good faith between the parties for all Jointly Developed Products;

(e)
OMP shall pay to Rohto a royalty equal to a minimum of [ 8* ] of Net Sales of Rohto Licensed Products manufactured, and/or sold or distributed by OMP and its Affiliates for the first year, (12 month period) from the date OMP begins the sale or distribution of such products.  Thereafter, such royalty amount shall decrease by [ 9* ] per year until the royalty payable to Rohto reaches [ 10* ] of Net Sales of the Rohto Developed Products, at which time the royalty shall no longer decrease; and

(f)	The remainder of Section 8.1 shall be deleted in its entirety.

 (h)           Section 14.4 – Notices.  The notice provision as it applies to OMP shall be amended to delete “Curtis Cluff.”

3. Miscellaneous.  Except as specifically amended by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect without amendment or alteration.  Notwithstanding the foregoing, to the extent the terms of this Amendment shall make the plain language of the meaning of other Sections in the Original Agreement illogical, such sections shall be amended to incorporate and/or replace the definitions in the Original Agreement with the appropriate definitions in this Amendment .  This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

* Subject to confidential treatment request
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In Witness Whereof, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officers or representatives.

OMP, Inc.	Rohto Pharmaceutical Co., LTD.
By: /s/ STEVE CARLSON	By: /s/ KUNIO YAMADA
Steve Carlson,	Kunio Yamada,
President & Chief Executive Officer	President & Chief Executive Officer

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EXHIBIT A-1

Prior Licensed Rohto Products and Specifications

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EXHIBIT A-2

Future Licensed Rohto Products and Specifications

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EXHIBIT A-3

OMP Developed Products and Specifications

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EXHIBIT A-4

Jointly Developed Products and Specifications